SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(date of earliest event reported)
June 29, 2004

Nortel Networks Corporation

(Exact name of registrant as specified in its charter)

CANADA	001-07260	not applicable

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Dixie Road, Suite 100, Brampton, Ontario, Canada	L6T 5P6

(address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (905) 863-0000.

Item 5.    Other Events

On June 29, 2004, the Registrant announced that it had reached an agreement with Flextronics regarding the divestiture of certain Nortel Networks manufacturing operations and related activities in Canada and Brazil. It is also anticipated that Flextronics will acquire Nortel Networks manufacturing operations in France and Northern Ireland, subject to the completion of the required information and consultation process. These operations and activities have been the subject of discussions between the two companies since Nortel Networks announced in January 2004 that it was in discussions with Flextronics.

Under the terms of the agreement, Flextronics will acquire substantially all of Nortel Networks remaining manufacturing operations, including product integration, testing and repair operations carried out in the Nortel Networks Systems Houses in Calgary and Montreal (Canada) and Campinas (Brazil), and will also acquire certain activities related to these locations, including the management of the supply chain, related suppliers and third-party logistics. In Europe, Flextronics has made an offer to purchase similar operations at the Nortel Networks Monkstown (Northern Ireland) and Chateaudun (France) Systems Houses, and, as required by law, this offer will be subject to completion of appropriate information and consultation processes with the relevant employee representatives.

Under the terms of the agreement and offer, Flextronics would also acquire Nortel Networks global repair services, as well as certain design assets in Ottawa and Monkstown related to hardware and embedded software design, and related product verification for certain established optical products. These design assets are being coupled with the manufacturing operations that are being divested so as to enable faster product cost reduction and improved time-to-market for new features that further leverage the lifecycle of these successful established optical products. This, in turn, will enable Nortel Networks to focus on next generation optical architectures, products and solutions — areas where Nortel Networks believes it can gain the most competitive advantage.

Upon the successful completion of the agreement and offer, Nortel Networks expects to realize even further benefits from its divestiture strategy, including:

•	moving towards a 100-percent variable cost structure for manufacturing, which leads all of Nortel Networks major competitors and which will provide even greater operational and financial agility;

•	estimated proceeds of approximately US$675-US$725 million in cash payments to be received in the fourth quarter of 2004 and during 2005 which is comprised of approximately US$475-US$525 million for inventory and equipment, dependent on the asset value at closing, and US$200 million for intangible assets relating to the design and engineering transfer. These cash payments would be offset by related estimated transaction costs (including transition, potential severance, information technology implementation and real estate costs) of approximately US$200 million;

•	an increase in inventory management efficiency moving toward best in class; and

•	by year four, targeting US$75-US$100 million positive impact on net earnings before tax on an annualized basis which includes savings from related internal efficiencies expected to be realized.

As part of today’s announcement, both companies would also enter into a four-year supply agreement for manufacturing services (whereby Flextronics will manage approximately US$2.5 billion of Nortel Networks annual cost of sales) and a three-year supply agreement for design services.

In line with this direction, Nortel Networks also announced today that it will create Solutions Operations Centers in Calgary and Montreal and, pending the completion of information and consultation processes in Europe, in Monkstown and Chateaudun. These Centers will have overall responsibility for the strategic management and control of Nortel Networks various supply chains, including all customer interfaces, customer service, order management, quality assurance, product cost management, new product introduction, and network solutions integration, testing and fulfillment.

Under the terms announced today, it is also intended that approximately 2,500 employees would transfer to Flextronics. Of those employees, approximately 900 in Montreal, 650 in Calgary, 100 in Ottawa and 30 in Campinas will transfer to Flextronics. Under the terms proposed in Europe, approximately 440 in Monkstown (including approximately 55 designers) and 330 in France would transfer.

The portion of the transaction related to the manufacturing activities in Montreal and the optical design activities in Ottawa and Monkstown is expected to close in the fourth quarter of 2004. The balance of the transaction is expected to close on separate dates occurring during the first half of 2005. The aggregate cash proceeds to Nortel Networks noted above will be allocated to each separate closing and, with respect to each closing, will be paid on an instalment basis up to nine months thereafter. Such payments will be subject to a number of adjustments, including from potential post-closing date asset valuations and potential post-closing indemnity payments. Flextronics also has the ability in certain cases to exercise rights to “put”, or sell back, to Nortel Networks certain inventory and equipment after the expiration of a specified period (of up to fifteen months) following each respective closing date. Nortel Networks does not expect such rights to be exercised with respect to any material amount of inventory and/or equipment. The discussions and closing date expectations are subject to the completion of the required information and consultation processes. All transactions are also subject to customary conditions and regulatory approvals.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries.

Certain information included in this report is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004; the impact of the inability to meet Nortel Networks filing obligations on support facilities and public debt obligations; the risk that the transaction with Flextronics described in this report may not be completed on the expected schedule or at all; adjustments to expected proceeds from the transaction with Flextronics resulting from post-closing asset valuations and post-closing indemnity payments; the ability of Flextronics to exercise certain contractual put rights with respect to certain inventory and equipment; the sufficiency of Nortel Networks restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal control; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations and Nortel Networks cash flows; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10 Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/s/ Nicholas J. DeRoma

Nicholas J. DeRoma
Chief Legal Officer

By:	/s/ Blair F. Morrison

Blair F. Morrison
Assistant Secretary

Dated: July 6, 2004